UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 20, 2019

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SENSATA TECHNOLOGIES HOLDING PLC
(Exact name of Registrant as specified in its charter)

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England and Wales	001-34652	98-1386780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Interface House, Interface Business Park, Bincknoll Lane
Royal Wootton Bassett, Swindon SN4 8SY, United Kingdom
529 Pleasant Street
Attleboro, Massachusetts 02703, United States
(Address of Principal executive offices, including Zip Code)
+1(508) 236 3800
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Ordinary Shares - nominal value €0.01 per share	ST	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.
On September 20, 2019 (the “Closing Date”), Sensata Technologies, Inc. (“STI”), an indirect, wholly-owned subsidiary of Sensata Technologies Holding plc (the “Company”), completed the issuance and sale of STI’s $450.0 million aggregate principal amount of 4.375% senior notes due 2030 (the “Notes”).
On the Closing Date, certain indirect, wholly-owned subsidiaries of the Company, including STI, as the borrower, entered into an amendment (the “Senior Credit Facility Amendment”) to (i) the credit agreement, dated as of May 12, 2011 (as amended, amended and restated, supplemented, waived, or otherwise modified prior to the Senior Credit Facility Amendment, the “Credit Agreement,” and as further amended pursuant to the Senior Credit Facility Amendment, the “Amended Credit Agreement”; unless defined herein, capitalized terms have the same meanings as defined in the Amended Credit Agreement), among STI, Sensata Technologies Intermediate Holding B.V. (“STIH”), Sensata Technologies B.V. (“STBV”), Sensata Technologies Finance Company, LLC (“STFC”), the other guarantors party thereto, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent (the “Agent”), and certain other parties, (ii) the Domestic Guaranty, dated as of May 12, 2011 (the “Domestic Guaranty"), made by the Domestic Guarantors in favor of the Secured Parties under the Credit Agreement, and (iii) the Foreign Guaranty, dated as of May 12, 2011 (together with the Domestic Guaranty, the “Guaranties”), made by the Foreign Guarantors in favor of the Secured Parties under the Credit Agreement. The Amended Credit Agreement provides STI with a revolving credit facility and term loans (the “Senior Credit Facility”). The (i) offering of the Notes and (ii) entry into the Senior Credit Facility Amendment are collectively referred to herein as the “Transactions.”
The net proceeds from the issuance and sale of the Notes were used to partially repay the term loans outstanding under the Senior Credit Facility and pay fees and expenses related to the Transactions.
Senior Credit Facility Amendment
Pursuant to the Senior Credit Facility Amendment, among other changes to the Credit Agreement and the Guaranties, (i) the maturity date of the term loans was extended to September 20, 2026; (ii) STBV and STFC ceased to be borrowers under the Amended Credit Agreement, and STI became the sole borrower under the Amended Credit Agreement and assumed substantially all of STBV’s and STFC’s obligations thereunder; (iii) STBV became a guarantor of STI’s obligations under the Amended Credit Agreement and STFC ceased to be a guarantor with respect to the Amended Credit Agreement; (iv) certain subsidiaries of STBV that guaranteed STBV’s and/or STFC’s obligations under the Credit Agreement (the “Released Guarantors”) were released from their guarantees under the Amended Credit Agreement, subject to the satisfaction of certain tests as set forth in the Amended Credit Agreement (the “Guarantee Release”); (v) the permission to incur incremental additional indebtedness under the Amended Credit Agreement was increased to the greater of $920.0 million and 100% of

Consolidated EBITDA, plus an additional unlimited amount subject to compliance with a Senior Secured Net Leverage Ratio of 2.50:1.00; and (vi) certain of the operational and restrictive covenants and other terms and conditions of the Senior Credit Facilities to which STBV and its restricted subsidiaries are subject were modified to provide the Company with increased flexibility and permissions thereunder (including permission to make restricted payments (including dividends) in an amount equal to $50 million annually which can be further increased to an unlimited amount subject to no default or event of default and compliance with certain financial covenants).
In connection with the Guarantee Release under the Senior Credit Facility Amendment, STBV and Sensata Technologies UK Financing Co. plc (“STUK”) released the guarantees of the Released Guarantors under STBV’s 4.875% senior notes due 2023, 5.625% senior notes due 2024, and 5.0% senior notes due 2025 and STUK’s 6.250% senior notes due 2026.
The foregoing description of the Senior Credit Facility Amendment is qualified in its entirety by reference to the full text of the Senior Credit Facility Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Indenture
The Notes were issued pursuant to an indenture, dated as of the Closing Date (the “Indenture”), among STI, the guarantors named therein (the “Guarantors”), and The Bank of New York Mellon, as trustee (the “Trustee”). The Notes were priced at par.
Interest and Maturity
The Notes bear interest at a rate of 4.375% per annum and mature on February 15, 2030. Interest is payable on the Notes on February 15 and August 15 of each year, commencing on February 15, 2020.
Guarantees
As of the Closing Date, STI’s obligations under the Notes are guaranteed by STBV and all of STBV’s subsidiaries (other than STI) (collectively, the “Guarantors”) that guarantee the obligations of STI under the Amended Credit Agreement (after giving effect to the Guarantee Release). The Notes are STI’s, and the guarantees are the Guarantors’, senior unsecured obligations and rank equally in right of payment to all existing and future senior indebtedness of STI or the Guarantors, respectively, including the Amended Credit Agreement and the Existing Notes. The Notes and the guarantees rank senior in right of payment to all of STI’s and the Guarantors’ future indebtedness and other obligations that expressly provide for their subordination to the Notes and the guarantees. The Notes and the guarantees are effectively junior to STI’s and the Guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness, including indebtedness under the Amended Credit Agreement. The Notes and the guarantees will also be structurally subordinated to all existing and future obligations, including trade payables, of any of STBV’s subsidiaries that do not guarantee the Notes.

Covenants
The Indenture contains covenants that limit the ability of STBV and its subsidiaries (including STI) to, among other things: incur liens; engage in sale and leaseback transactions; incur indebtedness without guaranteeing the Notes; or consolidate, merge with, or sell, assign, convey, transfer, lease, or otherwise dispose of all or substantially all of their properties or assets to, another person. These covenants are subject to important exceptions and qualifications set forth in the Indenture.
Certain of these covenants will be suspended if the Notes are assigned an investment grade rating by either Standard & Poor’s or Moody’s Investors Service, Inc. and no default has occurred and is continuing. The suspended covenants will be reinstated if the Notes are no longer rated investment grade by both rating agencies or an event of default has occurred and is continuing at such time.
Events of Default
The Indenture provides for events of default (subject in certain cases to customary grace and cure periods) which include, among others, nonpayment of principal or interest when due, breach of covenants or other agreements in the Indenture, defaults in payment of certain other indebtedness, certain events of bankruptcy or insolvency, failure to pay certain judgments, and when the guarantees of significant subsidiaries cease to be in full force and effect. Generally, if an event of default occurs, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest on all of the Notes to be due and payable immediately. All provisions regarding remedies in an event of default are subject to the Indenture.
Optional Redemption
At any time, and from time to time, prior to November 15, 2029, STI may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, plus a “make whole” premium.
On or after November 15, 2029, STI may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.
In addition, upon the occurrence of specific kinds of changes in control, STI will be required to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.
Upon changes in certain tax laws or treaties, or any change in the official application, administration, or interpretation thereof, STI may, at its option, redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, premium, if any, and all Additional Amounts (as defined in the Indenture), if any, then due and which will become due on the date of redemption.
The Notes are not registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States absent an applicable exemption from registration requirements.
A copy of the Indenture is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Notes, the guarantees and the Indenture is qualified in its entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.03	Material Modification to Rights of Security Holders.
The information set forth in Item 1.01 above is incorporated by reference into this Item 3.03.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
4.1	Indenture, dated as of September 20, 2019, among STI, the Guarantors, and the Trustee.
10.1
Amendment No. 10 to Credit Agreement and Amendment No. 1 to Domestic Guaranty and Foreign Guaranty, dated as of September 20, 2019, by and among STI, STIH, STBV, the other guarantors party thereto, the Agent, and the other lenders party thereto.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSATA TECHNOLOGIES HOLDING PLC

/s/ Paul Vasington
Date: September 26, 2019	Name: Paul Vasington
Title: Executive Vice President and Chief Financial Officer